Exhibit 99.2

AMENDMENT NO. 2
TO
RESTRICTED STOCK AWARD AGREEMENT

This Amendment No. 2 to Restricted Stock Award Agreement (the “Agreement”) is made by and among Cal Dive International, Inc. (the “Company”) and Quinn J. Hébert, Scott T. Naughton, G. Kregg Lunsford and Lisa Manget Buchanan (each an “Employee,” and collectively “Employees”) effective as of December 11, 2008, pursuant to the Amended and Restated Cal Dive International, Inc. 2006 Long Term Incentive Plan (the “Plan”), which is incorporated by reference herein in its entirety.

WHEREAS, effective as of December 19, 2006, the Company granted to each of the Employees shares of restricted stock, subject to the terms and conditions of the Plan and the terms and conditions of a Restricted Stock Award Agreement (the “Original Agreement”) by and between the Company and each Employee; and

WHEREAS, all capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to such terms in the Original Agreement; and

WHEREAS, Section 4 of the Original Agreement provides that (i) with respect to 53% of the total Restricted Shares granted, the Forfeiture Restrictions would commence to lapse in increments of 20% per year starting on the first anniversary of the Grant Date, (ii) with respect to the remainder of the Restricted Shares, the Forfeiture Restrictions would commence to lapse with respect to a percentage of the Restricted Shares that would be determined by calculating the amount by which the percentage ownership of the Company’s Common Stock held by Helix  was reduced (whether resulting from a sale by Helix of additional shares of Company common stock or issuance by the Company of shares of its common stock to stockholders other than Helix) in equal increments over five years commencing with the first anniversary of one or more Sale Closing Dates; and (iii) the Forfeiture Restrictions would lapse as to 100% of the Restricted Shares once Helix no longer owns 51% or more of the total voting power of the Company’s Common Stock; and

WHEREAS, during the course of 2007, the Company issued shares of its Common Stock to employees, directors, and to the former stockholders of Horizon Offshore, and by the terms of Section 4(ii) of the Original Agreement, a Sale Closing Date would have been deemed to occur each time the Company issued such additional shares of Common Stock, thus commencing the lapsing of Forfeiture Restrictions as to a percentage of the Restricted Shares; and

WHEREAS, effective December 19, 2007, the parties hereto amended the Original Agreement (“Amendment No. 1”) to provide that, (a) for each calendar year, all Sale Percentages resulting from Sale Closing Dates during the year shall be accumulated, and shall not be applied to the Restricted Shares until the earlier of (i) the date that the percentage ownership held by Helix is reduced by at least 2% or (ii) December 19 of the then current calendar year, until the

Forfeiture Restrictions shall have commenced to lapse as to 100% of the Restricted Shares, and (b) that with respect to 28.4% of the total Restricted Shares granted, the Forfeiture Restrictions would lapse in equal 20% increments over five years commencing December 19, 2008; and

WHEREAS, it is the desire of the parties hereto to further amend the Original Agreement to provide that the Forfeiture Restrictions shall commence to lapse with respect to all remaining Restricted Shares in equal 20% increments over five years commencing December 19, 2009;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.

Amendment.  The parties also hereby agree to amend Section 4(a)(ii) of the Original Agreement to read in its entirety as follows:

With respect to 28.4% of the Shares, the Forfeiture Restrictions shall lapse in equal 20% increments over five years commencing December 19, 2008, as set forth on Appendix A to Amendment No. 1.  The Forfeiture Restrictions with respect to any and all remaining Shares shall lapse in equal 20% increments over five years commencing December 19, 2009 as set forth on Appendix A hereto.  Further, notwithstanding the foregoing, upon the occurrence of a Change of Control, the Forfeiture Restrictions shall lapse as to 100% of the Shares.

Except as modified by this Amendment, the Original Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Company and the Employees have each executed this Agreement all effective as of the date first above written.

CAL DIVE INTERNATIONAL, INC.

By:	/s/ William L. Transier
William L. Transier
Chair, Compensation Committee

EMPLOYEES:

/s/ Quinn J. Hébert
Quinn J. Hébert

/s/ Scott T. Naughton
Scott T. Naughton

/s/ G. Kregg Lunsford
G. Kregg Lunsford

/s/ Lisa Manget Buchanan
Lisa Manget Buchanan

APPENDIX A

VESTING SCHEDULE

With respect to the number of shares listed opposite each Employee’s name, representing all of the remaining Shares granted, the Forfeiture Restrictions shall lapse in accordance with the following schedule:

Names	Number of Shares	Vesting Schedule
Quinn J. Hébert	35,769	20% per year commencing December 19, 2009
Scott T. Naughton	16,740	20% per year commencing December 19, 2009
G. Kregg Lunsford	10,631	20% per year commencing December 19, 2009
Lisa Manget Buchanan	9,787	20% per year commencing December 19, 2009
TOTAL	72,927

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